UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 19, 2019
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Markel Corporation
(Exact name of registrant as specified in its charter)
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Virginia	001-15811	54-1959284
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4521 Highwoods Parkway Glen Allen, Virginia		23060-6148
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (804) 747-0136

Not Applicable
(Former name or former address, if changed since last report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [ ]

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On February 19, 2019, the Compensation Committee of the Board of Directors of Markel Corporation (the Company) approved an amendment to the employment agreement for Alan I. Kirshner, the Company’s Executive Chairman. Under the agreement as amended, Mr. Kirshner will:

•	Receive an annual base salary of not less than $550,000 (decreased from $900,000), effective December 31, 2018;

•	Remain eligible for an annual cash incentive bonus, subject to performance conditions approved by the Compensation Committee, having a target value equal to not less than 100% of base salary; and

•	Beginning with the 2018 performance year and each year thereafter, cease to be eligible for an annual equity incentive award.
Except as described above, all other material terms of Mr. Kirshner’s employment agreement remain in effect. This description of the amendment is qualified in its entirety by reference to the amendment, which is filed as Exhibit 10.1 to this report and is incorporated into this Item 5.02 by reference.
The Committee also approved the following compensation changes for Jeremy A. Noble, the Company’s Senior Vice President and Chief Financial Officer:

•	An increase in annual base salary from $425,000 to $500,000, effective February 25, 2019;

•
An increase in the target value for his annual equity incentive bonus, subject to performance conditions approved by the Compensation Committee, from 50% of base salary to 100% of base salary, beginning in the 2019 performance year; and

•
The designation of (i) compound annual growth in book value per share and (ii) compound annual growth in total shareholder return, both over the five-year period from 2015 to 2019, as the performance criteria for Mr. Noble’s annual cash incentive bonus and annual equity incentive award, payable in restricted stock units (RSUs), for the 2019 performance year. The target cash amount payable and the dollar amount of RSUs that may be granted to Mr. Noble will based on a 50/50 weighting of the compound annual growth rate (CAGR) of the two performance criteria as set forth in the grid below.

5-year CAGR	Book Value Per Share as a % of Target Potential	Total Shareholder Return as a % of Target Potential	Total Award as a % of Target Potential
Under 6%*	0-20%	0-20%	0-40%
6%	20%	20%	40%
7%	30%	30%	60%
8%	40%	40%	80%
9%	45%	45%	90%
10%	50%	50%	100%
11%	55%	55%	110%
12%	60%	60%	120%
13%	70%	70%	140%
14%	80%	80%	160%
15%	90%	90%	180%
16%	100%	100%	200%
17% or more**	Discretionary	Discretionary	Discretionary
* In the case of performance in this range, the Compensation Committee, in its sole discretion, will determine if an award is merited based upon relevant facts and circumstances.
** In the case of performance in this range, the Compensation Committee, in its sole discretion, will determine if an additional award is merited based upon relevant facts and circumstances.

Referring to the grid above for the 2019 performance year, for Mr. Noble a:

•	6% CAGR in book value per share and total shareholder return will equate to 40% of base salary for the cash and RSU awards (40% x 100%);

•	10% CAGR in book value per share and total shareholder return will equate to 100% of base salary for the cash and RSU awards (100% x 100%); and

•	15% CAGR in book value per share and total shareholder return will equate to 180% of base salary for the cash and RSU awards (180% x 100%).
For simplicity’s sake the foregoing examples assume that the five-year CAGR for the book value per share and total shareholder return performance criteria would be the same; however, in actuality it is more likely that the five-year CAGR for each criteria would be different, in which case the percentage of target potential for each individual performance criteria (book value per share and total shareholder return) would be added together to arrive at the total award as a percentage of target potential.
Additional information regarding the Company’s incentive compensation program and prior performance awards can be found under the heading “Incentive Compensation” in the Company’s Proxy Statement for its 2018 Annual Meeting of Shareholders filed with the Securities and Exchange Commission on March 23, 2018.
In addition, the Committee approved a one-time, discretionary cash bonus of $100,000 for Mr. Noble.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Amendment, dated February 21, 2019, to Amended and Restated Employment Agreement, dated December 31, 2008, between Markel Corporation and Alan I. Kirshner

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARKEL CORPORATION

February 22, 2019	By:	/s/ Richard R. Grinnan
	Name:	Richard R. Grinnan
	Title:	General Counsel and Secretary